As filed with the Securities and                     Registration No. _____
Exchange Commission on September 3, 1996

                                 FORM S-8

          Registration Statement under the Securities Act of 1933


                          FLEMING COMPANIES, INC.
          (Exact name of registrant as specified in its charter)

             Oklahoma                             48-0222760
  (State or other jurisdiction                 (I.R.S. Employer
of incorporation or organization)             Identification No.)

         6301 Waterford Boulevard
             P. O. Box 26647
         Oklahoma City, Oklahoma                    73126-0647
(Address of Principal Executive Office)             (Zip Code)

                          FLEMING COMPANIES, INC.
                         1996 STOCK INCENTIVE PLAN
                         (Full title of the plan)

                                                    Copies to:
        David R. Almond                         Lenore T. Graham, Esq.
  Senior Vice President, General                     McAfee & Taft
     Counsel and Secretary                     A Professional Corporation
    Fleming Companies, Inc.                   Tenth Floor
    6301 Waterford Boulevard                      Two Leadership Square
        P. O. Box 26647                       Oklahoma City, Oklahoma 73102
Oklahoma City, Oklahoma 73126-0647                    (405) 235-9621
   (Name and address of agent
        for service)

                               405/840-7200
       (Telephone number, including area code, of agent for service)


                      Calculation of Registration Fee
- ------------------------------------------------------------------
                                Proposed     Proposed
Title of                        maximum      maximum
securities          Amount      offering     aggregate Amount of
to be               to be       price        offering  registra-
registered        registered    per unit(1)  price(1)  tion fee
- ------------------------------------------------------------------
Common Stock,     1,200,000 (3)  $15.57    $18,675,000  $6,440
$2.50 par value
(2)
- ------------------------------------------------------------------
(1) Estimated pursuant to Rules 457(c) and (h) of the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and based upon the average of the high and low prices of Fleming Companies, Inc. Common Stock as reported by the New York Stock Exchange on August
     27, 1996.

(2) Each share of Common Stock also includes the associated Common Stock purchase rights (the "Rights"). Prior to the occurrence of certain events, the Rights will not be exercisable or evidenced separately from the Common Stock. No additional consideration will be received for the Rights.

(3) The number of shares of Common Stock stated above is the aggregate number of such shares which may be issued on the exercise of options or the award of restricted stock under the Fleming Companies, Inc. 1996 Stock Incentive Plan (the "Plan") registered under this Registration Statement. The maximum number of shares which may be issued under the Plan cannot presently be determined since adjustments in the number of shares may be made in the event of stock splits, stock dividends, or other changes in the corporate structure or shares as specified in the Plan. Accordingly, this Registration Statement covers, in addition to the number of shares of Common Stock stated above, an indeterminate number of shares, which by reason of any of such event may become subject to issuance under the Plan.


                                  PART II

               INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

          The registrant incorporates herein by reference the fol-

lowing documents filed with the Securities and Exchange Commission (the "Commission"):

          (a) The registrant's Annual Report on Form 10-K for the fiscal year ended December 30, 1995 filed with the Commission on March 29, 1996, and as amended on Form 10-K/A on April 15, 1996.

          (b) The registrant's Quarterly Reports on Form 10-Q for the period ended April 20, 1996 filed with the Commission on May
31, 1996, and the period ended July 13, 1996, filed with the Commission on August 27, 1996.

          (c)  The Registrant's current reports on Form 8-K dated
January 16, 1996, March 20, 1996, March 21, 1996, March 28, 1996
and June 24, 1996, respectively.

          (d) The description of Common Stock contained in the Registrant's Registration Statement on Form 8-A, as amended, filed under the Exchange Act (File No. 1-8140).

          All reports hereafter filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all of the shares of the registrant's Common Stock covered by this registration statement have been sold or which de-registers all such shares then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

Item 4.   Description of Securities.

          Not applicable.

Item 5.   Interests of Named Experts and Counsel.

          None.

Item 6.   Indemnification of Directors and Officers.

          Section 1031 of the Oklahoma General Corporation Act, under which act the registrant is incorporated, authorizes the indemnification of officers and directors in certain circum-stances. Article Thirteenth of the registrant's Certificate of Incorporation, as well as Article 8 of the registrant's Bylaws, provide indemnification of directors, officers and agents to the extent permitted by Oklahoma General Corporation Act. These provisions may be sufficiently broad to indemnify such persons for liabilities under the Securities Act of 1933. In addition, Article Thirteenth of the registrant's Certificate of Incorpora-tion permits the exculpation of a director for monetary damages for breach of fiduciary duty as a director. In addition, the registrant maintains insurance policies which insure its officers and directors against certain liabilities.

Item 7.   Exemption from Registration Claimed.

          Not applicable.

Item 8.   Exhibits.

 4.1      Certificate of Incorporation

 4.2      Bylaws

 4.3 Rights Agreement dated as of February 27, 1996 between Fleming Companies, Inc. and Liberty Bank and Trust Company of Oklahoma City, N.A. effective as of the close of business on July 6, 1996 which includes as Exhibit A the Certificate of Designations and Exhibit B to form of Right Certificate (incorporated by reference to Exhibit
          4.0 to Form 8-K dated February 27, 1996).

23.1      Consent of Deloitte & Touche LLP

23.2      Consent of McAfee & Taft A Professional Corporation.

99        1996 Fleming Companies, Inc. Stock Option Plan dated
          February 27, 1996 (incorporated by reference to Exhibit
          A to Proxy Statement for year ended December 30, 1995).

Item 9.   Undertakings.

          The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i)  To include any prospectus required by Section
10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration state-ment (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the high or low end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registra-tion statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amend-ment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the fore-going provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefor, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

          THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the require-ments for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma on September 3, 1996.

                                FLEMING COMPANIES, INC.


                                By ROBERT E. STAUTH
                                   Robert E. Stauth, Chairman
                                   and Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

     Signature                                Title             Date

ROBERT E. STAUTH         Chairman, Chief Executive     ]
Robert E. Stauth         Officer and Director          ]
                                                       ]
HARRY L. WINN, JR.       Executive Vice President      ]
Harry L. Winn, Jr.       and Chief Financial Officer   ]
                                                       ]
KEVIN J. TWOMEY          Vice President and            ]
Kevin J. Twomey          Controller                    ]
                                                       ]
ARCHIE R. DYKES          Director                      ]
Archie R. Dykes                                        ]
                                                       ]
CAROL B. HALLETT         Director                      ]
Carol B. Hallett                                       ]
                                                       ]
LAURENCE M. JONES        Director                      ]   September 3, 1996
Laurence M. Jones                                      ]
                                                       ]
EDWARD C. JOULLIAN III   Director                      ]
Edward C. Joullian III                                 ]
                                                       ]
HOWARD H. LEACH          Director                      ]
Howard H. Leach                                        ]
                                                       ]
                                                       ]
John A. McMillan         Director                      ]
                                                       ]
GUY A. OSBORN            Director                      ]
Guy A. Osborn                                          ]
                                                       ]
                                                       ]
Jack W. Baker            Director                      ]

                             INDEX TO EXHIBITS

Exhibit
  No.
- -------
  4.1  Certificate of Incorporation       Filed herewith
                                          electronically

  4.2  Bylaws                             Filed herewith
                                          electronically

 23.1  Consent of Deloitte & Touche LLP   Filed herewith
                                          electronically

 23.2  Consent of McAfee & Taft A         Filed herewith
       Professional Corporation           electronically